Exhibit 99.1

MeridianLink Appoints Yael Zheng to its Board of Directors

Costa Mesa, Calif., Dec. 30, 2021 – MeridianLink, Inc. (NYSE: MLNK), a leading provider of modern software platforms for financial institutions and consumer reporting agencies, today announced the appointment of Yael Zheng, experienced board member and software marketing executive, to its board of directors.

An industry veteran, Zheng brings more than 20 years of software leadership to the role. Her experience as chief marketing officer for multiple companies includes growing several private companies from early stage to initial public offering, and then scaling operations post-IPO. Most recently serving as chief marketing officer of Bill.com, Zheng’s responsibilities included leading all marketing functions to help establish the company as a category leader of accounts payable automation software for SMBs. Prior to joining Bill.com, Zheng served as the head of marketing at VMware and Medallia during times of significant growth and change.

“As MeridianLink closes another record year as the trusted market leader, it is fitting to welcome another trusted software leader to our board,” said Paul Zuber, MeridianLink’s chair of the board. “Yael’s proven history of scaling organizations, her operational excellence, particularly in marketing, and her strategic leadership will strengthen our board’s capabilities. We look forward to working with her.”

Zheng currently serves as an independent director on the board of Poly and as a member of the Nominating and Corporate Governance Committee. She is also a board director for Splashtop, a private SaaS company providing cloud-based remote access and support software and services to 30 million users worldwide. Previously, she served as an independent director on the board of Stella Connect, acquired by Medallia in September 2020. Zheng is NACD (National Association of Corporate Directors) Directorship Certified™ and holds a bachelor’s degree in materials science and engineering from the Massachusetts Institute of Technology and an MBA from UC Berkeley Haas School of Business.

About MeridianLink
MeridianLink® (NYSE: MLNK) is a leading provider of cloud-based software solutions for financial institutions, including banks, credit unions, mortgage lenders, specialty lending providers, and consumer reporting agencies. Headquartered in Costa Mesa, California, MeridianLink provides services to more than 1,900 customers, including a majority of the financial institutions on Forbes’ 2021 lists of America’s Best Credit Unions and Banks. Further information can be found at www.meridianlink.com.

Press Contact:
Becky Frost
(714) 784-5839
becky.frost@meridianlink.com